Exhibit 99.1

Glacier Bancorp, Inc. Announces S-3 Registration

          KALISPELL, Mont., April 21 /PRNewswire-FirstCall/ -- As just announced, Glacier Bancorp, Inc. (Nasdaq: GBCI) entered into a merger agreement with Citizens Development Company (“Citizens”) under which Citizens’ stock will be exchanged for $77 million of which 60% will be in the form of cash and 40% in stock.  In connection with, but not as a condition to, that transaction Glacier intends to file an S-3 Registration Statement to register approximately two million shares of its common stock for future sale. Depending upon the market price of Glacier stock at the time of the offering, it is expected that one million Glacier common stock shares will be sold, including any underwriters’ over allotment.  The offering is expected to be completed prior to the closing of the Citizens transaction and will strengthen Glacier’s tangible and regulatory capital position.  The additional one million shares, which are not scheduled for sale, may be used to fund future acquisitions or general corporate purposes.

          Glacier Bancorp, Inc. is the parent company for nine community banks operating from 71 banking offices in Montana, Idaho, Utah, Washington, and Wyoming.  Glacier’s existing banks include Glacier Bank, Kalispell; Glacier Bank, Whitefish; First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; and Western Security Bank, Billings, all located in Montana; Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and eastern Washington; Citizens Community Bank, in Pocatello, Idaho; and First National Bank West, with offices in western Wyoming.  At December 31, 2005, Glacier had total assets of approximately $3.7 billion and equity of $332 million.

          Statements contained in this news release that are not historical fact are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a large number of factors.  Factors that may cause a difference include, but are not limited to, changes in interest rates, economic conditions, deposit and loan growth, real estate values, loan loss provisions, competition, customer retention and changes in legislation and regulation.  Glacier assumes no obligation for updating any such forward-looking statements at any time.

SOURCE  Glacier Bancorp, Inc.
    -0-                             04/21/2006
    /CONTACT:  Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl,
+1-406-751-4702, both of Glacier Bancorp, Inc./
    (GBCI)